SENSAR CORPORATION
                           DEFERRED COMPENSATION PLAN

                       Adopted by the Board of Directors
                             Effective May 1, 1999


                  I.  ESTABLISHMENT AND ADMINISTRATION OF PLAN

     1.1 Establishment of Plan. Sensar Corporation, a Nevada corporation ("Sensar"), hereby establishes this SENSAR CORPORATION DEFERRED COMPENSATION PLAN (the "Plan"), to be effective as of May 1, 1999 (the "Effective Date"), for the purpose of establishing a pool of deferred compensation amounts (the "Deferred Compensation Pool") to award certain individuals who contribute significantly to the success of Sensar and the enhancement of shareholder value (collectively, "Participants"), such Deferred Compensation Pool to be distributed to the Participants within one hundred five (105) days after December 31, 2002, or earlier if there is a Change of Control, as defined herein, all on the terms and conditions of this Plan. The benefits provided under this Plan are intended to be in addition to other employee benefit programs or agreements with the Participants.

     1.2 Applicability of ERISA. This Plan is intended to be a "top-hat" plan. This Plan is an unfunded plan maintained primarily for the purpose of rewarding individuals who contribute significantly to the success of Sensar and the enhancement of shareholder value.

     1.3 Administration of Plan. This Plan shall be administered by the Board of Directors of Sensar; provided, however, that the Chairman of the Board of Directors (the "Chairman") shall have sole authority to nominate Participants in the Plan, as set forth below. Subject to compliance with applicable provisions of governing law, the Board of Directors may delegate administration of the Plan or specific administrative duties with respect to the Plan to such committees as the Board of Directors deems proper. The Board of Directors or duly authorized committee administering this Plan at any time is referred to herein as the "Administrative Entity." The construction, interpretation and implementation of this Plan by the Administrative Entity shall be final and binding on all Participants absent a showing of demonstrable error. Neither the Chairman nor any member of the Administrative Entity shall be liable for any action taken or not taken under this Plan. Neither the Chairman nor any member of the Administrative Entity shall be liable for any determination made in good faith with respect to this Plan.

     1.4 Designation of Participants. Participation in this Plan shall be made available to a select group of individuals, who may or may not be employees of Sensar. Howard S. Landa, the Chairman, shall be a Participant with a participating percentage (the "Participating Percentage") in this Plan of thirty percent (30%). From time to time until the Deferred Compensation Pool is distributed, the Chairman may nominate other Participants in this Plan, and shall recommend the Participating Percentage of each Participant; provided that, Mr. Landa shall not designate a Participant who is a member of his immediate family. The designation of Participants and the Participating Percentage of each Participant (other than the Participating Percentage held by Mr. Landa) shall be subject to review and approval by the Administrative Entity. The determination as to the eligibility of any individual to participate in this Plan shall be in the sole and absolute discretion of the Chairman and the Administrative Entity, which decision shall be conclusive and binding for all purposes hereunder. The Chairman may reduce his Participating Percentage in order to allocate it to another Participant, including an immediate family member. In the event that the Chairman has not designated Participants to the extent of one hundred percent (100%) of the Deferred Compensation Pool, any amounts not designated shall be the property of Sensar and Sensar shall have no obligation to distribute such amounts.

     1.5 No Right to Corporate Assets; Nonalienation of Benefits. This Plan is unfunded and Sensar and all companies controlling, controlled by and under common control with Sensar ("Affiliates") will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet the obligations of Sensar hereunder. Nothing in this Plan will give a Participant or any other person any equity or other interest in the assets of Sensar or any of its Affiliates, or create a trust of any kind or a fiduciary relationship of any kind between Sensar or any of its Affiliates on the one hand and any Participant or any such other person on the other. To the extent that any person acquires a right to receive distributions hereunder, such right shall be no greater than the right of any unsecured general creditor of Sensar and may not be assigned, sold, anticipated, pledged or otherwise transferred by Participant except by will or by the laws of descent and distribution, and shall not be subject to any claims of a Participant, a Participant's spouse, their respective creditors, or their respective successors or assigns. The foregoing sentence shall not relieve Sensar of its obligations to pay and distribute the Deferred Compensation Pool when and to the extent distributable pursuant to this Agreement.

     1.6 Limitation on Rights Created by Plan. Nothing in this Plan will give a Participant any right to continue as an officer, employee, consultant, or in any other capacity of or with Sensar, or any of its Affiliates.

     1.7 Binding Effect of Plan. This Plan will be binding upon and inure to the benefit of the Participants individually and will be binding upon and inure to the benefit of Sensar and its assigns and successors in interest.

     1.8 Severability. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

     1.9 Interpretation. This Plan will be construed, enforced and administered according to the laws of the state of Utah, except to the extent superseded by federal laws.


                        II.  DEFERRED COMPENSATION POOL

     2.1 Schedule of Deferred Compensation Pool. The Administrative Entity shall maintain a Schedule of Deferred Compensation Pool (the "Schedule"). The Schedule shall be maintained on the records of Sensar only to reflect the amounts to be credited to the Deferred Compensation Pool in accordance with this Plan and shall be for notational purposes only. Until the date of distribution, the amount of the Deferred Compensation Pool set forth on the Schedule shall be entirely the property of Sensar and its Affiliates and shall be available to Sensar and its Affiliates from time to time for the payment of their debts, liabilities and commitments generally.

     2.2 Deferred Compensation Pool Amounts. Subject to the other provisions of this Plan, amounts shall be credited to the Deferred Compensation Pool and set forth on the Schedule in accordance with the terms of this Section. For purposes hereof, the "Measurement Date" shall be the earlier of December 31, 2002, or the date of effectiveness of a Change of Control requiring distribution of the Deferred Compensation Pool pursuant to Section 3.2.

          (a) Net Income. The Deferred Compensation Pool shall be increased by a percentage of Sensar's cumulative net income before income taxes between March 31, 1999, and the Measurement Date, as follows:

                             Amount of Net Income            %
                         -----------------------------     -----
                         Greater than      Less than

                         $0                $2 million         0%
                         $2 million        $5 million         3%
                         $5 million        $10 million        4%
                         $10 million       $20 million        5%
                         $20 million                       71/2%

     For purposes hereof, net income before income taxes shall be determined on the same basis used to prepare the financial statements of Sensar, all in accordance with generally accepted accounting principles, consistently applied; provided that, such net income shall not include any income recognized on the sale of the ANOMS, Jaguar, or CrossCheck Technologies nor include any loss, charge, or reserve for options granted after April 15, 1999, with respect to any claims or disputes based on matters occurring prior to April 21, 1999, or established with respect to potential distributions to Participants under the terms of this Plan.

          (b) Unrealized Appreciation of Investments. For purposes of calculating the amount to be credited to the Deferred Compensation Pool as set forth in subsection (a), net income before taxes shall be increased by an amount equal to seventy-five percent (75%) of the net unrealized gain on marketable securities held by Sensar, valued as of the Measurement Date; provided that, only securities that are publicly held and traded and quoted on a registered national securities exchange or the Nasdaq Stock Market shall be included in such calculation. Net unrealized gain shall mean the increase in the value of the marketable securities held by Sensar offset by any decreases in such securities, as measured by the average of the trading price of such securities for twenty (20) trading days preceding the Measurement Date compared to the acquisition price of such security, appropriately adjusted for any stock splits, consolidations, or other recapitalizations. Notwithstanding the foregoing, the Deferred Compensation Pool shall not be reduced in the event the unrealized losses on the marketable securities exceed the unrealized gains. In no event shall the Deferred Compensation Pool be increased by a combined amount greater than $25,000,000 pursuant to subparagraphs (a) and (b).

          (c) Increase in Market Capitalization. The Deferred Compensation Pool shall be increased by an amount equal to seven and one-half percent (71/2%) of the increase in Sensar's market capitalization between the Effective Date and the Measurement Date that is in excess, on a percentage basis, of one hundred fifty percent (150%) of any increase in the Russell 2000 Index for such period. For purposes of this calculation, the market capitalization of Sensar at the Effective Date shall be deemed to be $13,392,562 ($5.00 per share). The market capitalization of Sensar as of the Measurement Date shall be reduced by the amount, as reflected on the financial statements of Sensar, of paid-in capital and additional paid-in capital recorded for the issuance of securities of Sensar for cash or for the acquisition of assets or properties between the Effective Date and the Measurement Date. Notwithstanding the foregoing, the Deferred Compensation Pool shall not be increased by an amount greater than $50,000,000 pursuant to this subparagraph (c).

     2.3 Interest. Interest will not be credited to the Deferred Compensation Pool or included on the Schedule.


                        III.  PAYMENTS AND DISTRIBUTIONS

     3.1 Distribution of Deferred Compensation Pool on Distribution Date. Within 105 days following December 31, 2002, or within 45 days following a Change of Control, as defined in Section 3.2, distributions of the Deferred Compensation Pool shall be made to Participants according to their allocated Participating Percentage in the manner set forth in this Article III.

     3.2 Distribution of Deferred Compensation Pool on Change of Control. In the event of a Change of Control, distribution of the Deferred Compensation Pool shall be made to Participants according to their Participating Percentage; provided, however, that if the Deferred Compensation Pool is then less than $5,000,000, it shall be deemed to be increased to $5,000,000 for purposes of calculating the distributions. For purposes hereof, a Change of Control shall mean any of the following: (i) the sale, lease, exchange, or other transfer in one transaction or a series of transactions of all or substantially all of the assets of Sensar to a single purchaser that is not a wholly owned subsidiary of Sensar; (ii) the sale, lease, exchange, or other disposition to a single person or group of persons under common control in one transaction or a series of related transactions resulting in such person or persons owning, directly or indirectly, greater than twenty-five percent (25%) of the combined voting power of Sensar's then outstanding voting securities entitled to vote generally; (iii) as a result of a merger, consolidation, sale of all or substantially all of the assets of Sensar, a contested election, or any combination of the foregoing, the persons who were directors of Sensar immediately prior thereto shall cease to constitute a majority of the board of directors of Sensar or any successor to Sensar; (iv) the decision by Sensar to terminate its business and liquidate its assets; (v) the merger or consolidation of Sensar in a transaction in which the shareholders of Sensar immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting securities of the new or continuing corporation; or (vi) any person, entity or group of persons, within the meaning of Section 3(a)(9) or Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), or any comparable successor provisions, shall become the beneficial owner, within the meaning of Rule 13d-3 of the Exchange Act, of twenty-five percent (25%) or more of either the outstanding shares of common stock of Sensar or the combined voting power of Sensar's then outstanding voting securities entitled to vote generally.

     3.3 Method of Distribution. The Deferred Compensation Pool shall be distributed to each Participant in an amount equal to such Participant's Participating Percentage multiplied by the Deferred Compensation Pool at the Measurement Date, all in accordance with the following:

          (a) The Deferred Compensation Pool shall be paid to the Participants in a lump sum cash payment.

          (b) Notwithstanding the foregoing, if Sensar has received all necessary shareholder approval of this Plan required by state or federal securities laws or the corporate governance rules of the national securities exchange or the Nasdaq Stock Market on which the common stock of Sensar is then listed and Sensar has obtained the effectiveness of a registration statement permitting the immediate sale without restriction by the Participants, Sensar can pay a portion of the amounts due to Participants as follows:

               (i) At the election of the Administrative Entity, up to thirty percent (30%) of the Deferred Compensation Pool may be paid in common stock of Sensar, such shares to be valued at the average closing price for Sensar's common stock on a registered national securities exchange or, if not listed on such exchange, the Nasdaq Stock Market over the twenty (20) trading day period immediately preceding the Measurement Date; or

               (ii) To the extent that Sensar does not have cash and cash equivalents available for distribution of the Deferred Compensation Pool in excess of a reasonable reserve for its working capital needs as determined in good faith by the Board of Directors, based on the historical needs of Sensar, the amount necessary to maintain such a reasonable working capital reserve can be paid by delivery of shares of common stock.

          (c) In the event that it delivers common stock to Participants, Sensar shall use commercially reasonable best efforts to maintain the effectiveness of the registration statement until the resale of such shares is no longer required to be registered by reason of Rule 144(h) under the Securities Act.

     3.4 Hardship Distributions from Deferred Compensation Accounts. If a designated Participant is the subject of an Unforeseeable Emergency which would result in severe financial hardship to such Participant, then, to the extent such Participant's Participating Percentage has been determined, the Administrative Entity may, in its sole discretion, cause to be distributed a portion or all of such Participant's allocable part of the Deferred Compensation Pool, as set forth on the Schedule at such time. The Administrative Entity must approve the payment in respect of any distribution. No payment shall be made to the extent that a hardship may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of such Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. No payment shall be made in excess of the amount reasonably required to satisfy the Unforeseeable Emergency, determined with regard to any Federal or state income tax payable with respect to any distribution. For purposes of this section, "Unforeseeable Emergency" means severe financial hardship to a Participant resulting from a sudden illness or accident of such Participant or of a dependent of such Participant, loss of such Participant's property due to a casualty, or other similar extraordinary or unforeseeable circumstance arising as a result of events beyond the control of such Participant.

     3.5 Distribution to Beneficiary. A Participant may designate a beneficiary to receive the deferred compensation hereunder in the event of the Participant's death prior to the Distribution Date. In the event a beneficiary is not designated then rights under this Plan may pass according to the laws of descent and distribution.

     3.6 Termination of Rights. If a Participant is the perpetrator of a fraud, a theft, or an embezzlement from or with respect to either Sensar or an Affiliate, the Administrative Entity may suspend, reduce, terminate, or otherwise alter any participation or payment of the Participant's distribution.

     3.7 Receipt and Release for Payments. Any payment to a Participant or any beneficiary shall, to the extent thereof, be in full satisfaction of any claim hereunder against Sensar. Sensar may require the Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by Sensar.

     3.8 Withholding. All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant which are required to be paid or withheld by Sensar. Sensar may withhold any amounts it deems appropriate with respect to the payment of any distribution pursuant to this Plan for the purpose of satisfying the obligations of Sensar and its Affiliates with respect to the payment of any amounts due appropriate authorities with respect to said distributions.

     3.9 Right of Setoff. Sensar shall have the right to setoff against any distributions made to any Participant pursuant to this Plan any amounts owed to Sensar or any of its Affiliates by any Participant.


                         IV.  AMENDMENT AND TERMINATION

     4.1 Amendment. The Board of Directors of Sensar may, without the consent of any Participant or any other person, amend the Plan; provided, however, that no amendment will change the Participating Percentage of any Participant designated prior to the amendment or negatively affect the rights of any such Participant under this Plan.

     4.2 Termination. The Board of Directors of Sensar may terminate this Plan at any time in its sole discretion. Upon termination of the Plan, Sensar shall be required to distribute to the Participants an aggregate amount equal to the greater of $5,000,000 or the amount reflected on the Schedule setting forth the Deferred Compensation Pool (treating the date of termination of the Plan as the Measurement Date).

     IN WITNESS WHEREOF, this Sensar Corporation Deferred Compensation Plan has been executed to take effect on May 1, 1999.

                                          SENSAR CORPORATION



                                          By   /s/ Howard S. Landa
                                            Howard S. Landa, Chairman of the
                                            Board